Exhibit 10.1

Technology Collaboration Agreement between Novo Energies Corporation and

Precision Pipe and Vessel, LLC.

THIS COLLABORATION AGREEMENT (the "Agreement") made and entered into this 26th day of July, 2010, by and between Novo Energies Corporation, a Florida corporation, having its principal place of business at 750 Cote de Place d'Armes, Suite #64, Montreal QC H2Y 2X8 Canada and/or its subsidiaries, affiliates, assignees, successors and/or related parties (hereinafter collectively referred to as "NEC") and Precision Pipe and Vessel, LLC, a limited liability Precision, having its principal place of business at 6535 N. Washington St., Denver, CO 80229 and/or its subsidiaries, affiliates, assignees, successors and/or related parties (hereinafter referred to as "Precision"). NEC and Precision are sometimes hereinafter collectively referred to as "Parties."

WITNESSETH

WHEREAS, NEC intends to plan, permit, construct and operate facilities to convert carbonaceous feedstock to energy products in the Territory.

WHEREAS, Precision has developed proprietary gasification technologies to convert carbonaceous feedstock into off-take products including, but not limited to synthesis gases and liquid transportation fuels.

WHEREAS, NEC and Precision agree to collaborate to enhance and augment Precision's Technology and Know-how and Precision's existing pilot gasification facility ("Pilot") in order to demonstrate the commercial viability of Precision's Technology to NEC, its investors and potential utility and off-take customers; such demonstrations include, but are not limited to the generation of synthesis gases and electrical energy. Further, upon reasonable notice to Precision, NEC may request testing and demonstration of Precision's Technology and the Pilot to third parties on a time and material basis as agreed by the Parties.

WHEREAS, NEC intends to invest in and augment the existing Pilot facility as outlined in Exhibit A, which presently defines the state of Precision's Technology, through an investment in the design, specification, purchase and installation of suitable electrical generation and process measurement and control equipment to ensure that the Pilot is capable of converting at least 2.5 tons of shredded tire feedstock per day through the production synthesis gas into electrical energy, for the purposes of evaluating plant operating parameters such as conversion efficiency, air emissions, operating stability, waste products, operating and maintenance costs, among other factors.

WHEREAS, NEC and Precision agree that based upon a successful demonstration of the Pilot at its rated capacity, NEC intends to provide an additional investment into Precision's Technology, as outlined in Exhibit A, Phase II and subject to Precision providing an acceptable Scope, Schedule and Budget to NEC, in order to increase the rated capacity of Precision's Technology to approximately ten tons of shredded tire feedstock per day, together with the addition of an appropriately sized electrical generator and process modeling. Notwithstanding, the Parties may collectively decide this step to be unnecessary and may proceed to develop a fully commercial facility.

WHEREAS, NEC and Precision agree that the Parties will work towards the goal of developing a fully commercial version of Precision's Technology as outlined in Exhibit A Phase III, which is capable of reliably and efficiently processing at least 75 tons per day of shredded tire feedstock into marketable energy, synthesis gases, and/or other off-take products.

WHEREAS, NEC will arrange with Xcel Energy ("Xcel") or others to sell all excess electrical energy generated under this Agreement under a Net Metering Agreement with Xcel or others at the location of the existing Pilot, provided that NEC shall receive the gross proceeds of any such power sold.

WHEREAS, NEC will arrange for the delivery of shredded tire feedstock to the Pilot, the removal of ash for disposal, and the potential sale of any scrap steel recovered from the continued operation of Precision's Technology, provided that NEC shall receive the gross proceeds of any such materials sold.

NOW, THEREFORE, the Parties hereto hereby agree as follows:

ARTICLE 1. DEFINITIONS

Whenever used in this Agreement, unless otherwise clearly required by the context, the following terms shall have the meanings set forth in this Article and no other.

(a) The term "Territory" means any nation that is currently party to the Patent Cooperation Treaty (PCT territory) in which Precision has applied for patent protection. Further, if NEC elects to pursue a project in a non-PCT country or region it may request Precision to seek patent protection in that region at its own expense. If Precision is unable to obtain patent protection in a requested region, NEC will abandon its efforts to build a project in that region.

(b) The term "Precision's Technology" is the proprietary gasification technologies developed by Precision to convert carbonaceous feedstocks to off-take products as defined in U.S. Patent Application Serial No. 12/768,841, plus the Know-how.

(c) The term "Know-how" means any or all secret processes, intellectual property, patents, secret formula and confidential technical data, confidential manufacturing procedures and methods, which a Party has as of the date of this Agreement and/or may have during the term of this Agreement as a result of its research or practical experience through its own operation of Precision's Technology or as a result of the collaboration between the Parties.

(d) The term "Intellectual Property Rights" means any or all rights in the Territory under patents, patent applications, utility models, designs, and copyrights, which Precision owns as of the date of this Agreement in connection with Precision's Technology, as it pertains to the conversion of carbonaceous feedstock.

(e) The term "Net Profits" means the gross revenue received by NEC from all sources as a result of operating a facility utilizing Precision's Technology, minus the direct expenses of operating such facility.

(f) The term "Exclusive Field" is the market comprised of gasification projects that use tires and plastics as the sole source feedstock.

(g)      The term "Improvements" means any new inventions conceived or created by either Party pursuant to this Agreement that are based on the Precision Technology, Intellectual Property or Know-how.

ARTICLE 2. GRANT OF EXCLUSIVE LICENSE; FUNDING

Subject to the terms and conditions of this Agreement, effective upon NEC investing a minimum of $100,000 in Phase I, Precision will grant to NEC an exclusive license to identify and develop projects, and purchase equipment from Precision using Precision's Technology, Know-how, Intellectual Property Rights and Improvements in the Exclusive Field in the Territory for the Term ("Exclusive License"). Contemporaneous with the granting of the Exclusive License, Precision shall grant NEC a right of first refusal for any other offers by Precision or any third party to develop projects using Precision's Technology in the Exclusive Field during the term of the Exclusive License ("ROFR"). In the event Precision or any third party elects to pursue a project using Precision's Technology in the Exclusive Field, Precision shall first present such opportunity to NEC. In the event NEC exercises the ROFR related to a project, NEC shall exercise commercially reasonable diligence to pursue the project. In the event NEC does not exercise such ROFR, if the opportunity relates to a project Precision intends to develop, Precision shall pay NEC a 2% of the gross revenue derived from the project. If the opportunity relates to a project a third party intends to develop Precision shall pay NEC 25% of gross revenue collected by Precision from such third party. Precision shall be free to pursue projects on its own without involving NEC with the exception of the ROFR. Subject to Article 2(a)(1)

of this Agreement, in the event that NEC fails to fund any line items as found on Exhibit B within a commercially reasonable period of time, the Exclusive License shall immediately terminate. However, notwithstanding any other term in this Agreement, once in effect, the ROFR and the right to receive any royalty payments related thereto shall remain in force and effect for the Term regardless of whether the Exclusive License or this Agreement has been terminated.

(a)           In consideration for Precision's entering into this Agreement and granting the Exclusive License and ROFR, NEC shall:

(1) pay the expenses of augmenting Precision's facility in the amounts and according to the schedule set forth on Exhibit A. In the event of a price decline or a sale at any time, during the life of this Agreement, of the same materials under similar quantity and delivery conditions at prices below those stated in Exhibit B, Precision will immediately extend such lower prices to NEC; and

(2) grant common equity securities of NEC to Precision up to five percent (5%) of its fully-diluted capitalization on the date hereof. One-half (equal to 2.5% of the outstanding) of such securities shall be immediately transferred to Precision while the remaining one-half (equal to 2.5% of the outstanding) shall be held in escrow by NEC's counsel pending completion of Phase III at which time such securities shall either be released to Precision upon a successful completion or to NEC upon an unsuccessful completion. In the event that the Parties conclude that Phase 111 is inconclusive, they agree to negotiate in good faith as to a resolution regarding such yet undelivered securities.

(b)           In addition to Article 2(a) of the Agreement, NEC shall pay Precision a royalty of 8% of the Net Profitsderived from Projects developed by NEC and that deploy Precision's Technology, provided, however that such royalty shall be no less than $200,000 per year. Royalties shall be payable on standard commercial terms. Payment shall be paid in cash or in stock at current market value at the discretion of Precision or any combination thereof.

ARTICLE 3. TRAINING OF NEC'S ENGINEERS AT THE PILOT

Precision agrees to give a reasonable number of NEC's employees (hereinafter called the "Trainee") such technical training at the Pilot, as necessary, in relation to the assembly, manufacture and operation of the Precision's Technology. Further, NEC will provide to Precision a signed Nondisclosure Agreement for any Trainee, which receives or may receive technical training using Precision's Technology.

ARTICLE 4.

IMPROVEMENTS

All the technical information on ordinary Improvements in or in connection with Precision's Technology made by either Party shall be furnished to the other Party during the term of this Agreement. All Improvements made to Precision's Technology by either Party shall be owned by Precision. Such Improvements shall be included in the definition of Precision's Technology and shall be licensed to NEC pursuant to Article 2 of this Agreement.

ARTICLE 5. VALIDITY AND INFRINGEMENT

(a) NEC shall promptly notify Precision of any and all infringements, imitations or illegal use of the Intellectual Property Rights and of any statements or action made or done by any person, firm or corporation disputing or impairing NEC's and/or Precision's interest in and title to any of the Intellectual Property Rights.

(b) Whenever in the opinion of NEC, any action is necessary or advisable to insure the protection or prevention against such infringements, imitations or illegal use of any Intellectual Property Rights, NEC shall notify Precision of such infringement. Precision in its sole discretion shall take necessary legal action deemed appropriate by Precision and its counsel.

(c) In the event that NEC is threatened with or involved in any infringement or other like litigation in the Territory, by reason of its exercise of rights acquired under this Agreement, Precision will defend and indemnify NEC with such assistance as in its sole discretion, it deems appropriate in defending such litigation or threatened litigation.

(d) In the event that NEC becomes, or is made, whether by judicial declaration, settlement, agreement of the relevant parties or in any other manner, responsible for or liable to pay damages, costs, royalties or any other compensation or consideration or to perform any other obligation, whether in respect of past, present or future acts or circumstances (the "Obligation"), to a third party with respect to or arising out of an infringement or alleged infringement of any patent, utility model right, design, copyright or any other intellectual property right of the third party in the Territory resulting from the operation by NEC of Precision's Technology hereunder, Precision shall indemnify and hold harmless NEC from such Obligation and NEC shall be entitled to offset all Royalties to Precision as set forth herein as a partial payment of this indemnity; provided, however, that Precision shall have no indemnification obligation if the claimed infringement results from NEC or its customers combining Precision's Technology with other technology or processes, and the Precision Technology would not otherwise be infringing on a standalone basis.

ARTICLE 6. SELECTION AND CONSTRUCTION OF NEC's FACILITES

NEC and Precision agree to jointly confer on the site selection of at least NEC's first facility; however, it is agreed that NEC shall be solely responsible for the costs of the site selection, scoping, acquisition, permitting, approvals, civil work, engineering and construction of NEC's facility. Precision agrees to provide to NEC all necessary data and information to assist NEC in the site selection and permitting process and ongoing technical support, spare parts and maintenance for the equipment incorporating Precision's Technology during the duration of the operation of NEC's facilities. Precision will design and manufacture the Precision's Technology using industry standard markups and margins for engineering and procurement services, and for the fabrication of all plant and equipment pertaining to NEC's facility.

ARTICLE 7. DURATION OF EXCLUSIVE LICENSE AGREEMENT

Subject to Article 2, this Agreement shall be deemed to have come into force on the date first set forth above and unless earlier terminated in accordance with the provisions hereof, shall continue in force and effect for three (3) years (the "Term"). Provided this Agreement has not been terminated pursuant to article 8 and that the minimum royalty payment set forth in Article 2 has been timely paid, this Agreement shall automatically renew for consecutive (3) year terms.

ARTICLE 8. TERMINATION

Subject to Article 2 of this Agreement, in the event of the occurrence of any of the following events the aggrieved Party may forthwith terminate this Agreement and/or any other agreement concluded under or in connection with this Agreement by sending written notice to the first Party by overnight courier:

(a) If NEC fails to commercialize Precision's Technology during the Term, as evidenced by its failure to develop and operate a facility utilizing the Precision Technology with a capacity of no less than 75 tons per day; or

(b) If Precision's Technology fails to demonstrate commercial viability, which may be as a result of Precision's inability to engineer and fabricate a facility with a capacity of no less than 75 tons per day, inconsistent syngas output, uncontrolled emissions, unintended shutdowns, and any other reasons that lead to a technical failure of the Precision's Technology, so long as Precision has acted in good faith to attempt to solve any such logistical problems; or

(c) If either Party breaches any material term of this Agreement; or

(d) If any payment due under this Agreement is not timely made.

ARTICLE 9. NON-CIRCUMVENTION AND NON-DISCLOSURE

Because of this Agreement, the Parties may learn from one another, or from principals, the names, email addresses, telephone numbers of corporations, investment opportunities, joint venture opportunities, investors, borrowers, lenders, agents, brokers, banks, lending corporations, individuals and/or trusts, or buyers, sellers, vendors and suppliers. In their sole discretion, either Party may provide the other Party with access to certain confidential and proprietary information and contacts, in accordance with the following terms and conditions:

(a) Non-Circumvention. The Parties hereby agree not to directly or indirectly contact the other Party's known Contacts during the term of this Agreement, or for a period of three (3) years following the termination of this Agreement, without first receiving written authorization from the disclosing Party. In case of circumvention, the circumventing Party agrees that it shall pay a monetary penalty to the circumvented Party that is equal to damages sustained as a result of said circumvention. For the sake of clarity, such prohibited competition shall not include licenses granted by Precision that are covered by Article 2 of this Agreement or NEC using technology, intellectual property or know-how of other parties regarding synthesis gasses, liquid transportation fuels, other fuels or off-take products.

(b) Definition. For purposes of this Agreement, "Confidential Information" and "Contacts" shall mean any and all strategic and development plans, financial condition, business plans, data, business records, customer lists, project records, market reports, employee lists and business manuals, policies and procedures, information relating to processes, technologies or theory and the names, email addresses, telephone numbers of investors, borrowers, lenders, agents, brokers, banks, lending corporations, individuals and/or trusts, or buyers and sellers, vendors and sellers or any and all other information which may be disclosed by either Party to the other Party or others in accordance with this Agreement, or which is generated as a result of or in connection with the receiving Party; provided, however, Confidential Information shall exclude all information in the public domain, as well as any information which a Party has provided to the third party with no obligation of confidentiality.

(c) Non-Disclosure Obligations. The receiving Party agrees to receive and hold the Confidential Information in confidence indefinitely and to use the Confidential Information only for the purposes of fulfilling its obligations under this Agreement. Without limiting the generality of the foregoing, the receiving Party further promises and agrees:

i)      To protect and safeguard the Confidential Information against unauthorized use, publication or disclosure.

ii)      Not to use any of the Confidential Information except for the business purposes pursuant to this Agreement.

iii)
Not to, directly or indirectly, in any way, reveal, report, publish, disclose, transfer or otherwise use any of the Confidential Information except as specifically authorized by the disclosing Party in accordance with this Agreement.

iv)	To restrict access to the Confidential Information to those who clearly need such access to carry out the business purposes pursuant to this Agreement.

v)
To advise each of the persons to whom is provided access to any of the Confidential Information, that such persons are strictly prohibited from making any use, publishing or otherwise disclosing to others, or permitting others to use for their benefit or to the detriment of disclosing Party, any of the Confidential Information, and, upon request of disclosing Party, to provide the disclosing Party with a copy of a written agreement to that effect signed by such persons.

(d) Notwithstanding the foregoing provisions, Precision agrees that NEC may disclose the contents of this Agreement as may be required by law, including but not limited to the disclosure of this Agreement as may be required by the United States Securities and Exchange Commission or any other regulatory body.

(e) NEC and Precision are parties to that certain Mutual Nondisclosure Agreement (the "NDA") which shall govern all disclosures by the Parties prior to the effective date of this Agreement. The provision above shall govern all disclosures of the Parties on or after the effective date of this Agreement.

ARTICLE 10. NOTICES

(a) Except as otherwise provided herein all notices to be given or made under this Agreement shall be in writing and sent by overnight courier and addressed to the principal office of the parties indicated herein above or to such other address as either party may hereafter furnish to the other party in writing.

(b) All notices shall be deemed to have been given or made on the day of dispatch.

ARTICLE 11.ANNOUNCEMENTS

No Party to this Agreement shall disclose or make any public or private announcement of the terms of this Agreement or the proposed transaction contemplated, without the prior written approval of the other Party unless required by applicable law, which consent shall not be unreasonably withheld, except that both Parties specifically agree to publish a joint press release announcing the execution of this Agreement and further developments. The foregoing shall not restrict in any respect either Party's ability to communicate information concerning this Agreement and the transactions contemplated hereby to such Party's respective affiliates', officers, directors, employees and professional advisers, and, to the extent relevant, to third parties whose consent is required or necessary in connection with the transaction contemplated by this Agreement, including potential investors, lenders or similar entities.

ARTICLE 12. ENTIRE AGREEMENT

This Agreement constitutes the entire and only agreement between the parties hereto as to the subject matter contained herein and supersedes all previous understandings, commitments and agreements whether oral or written relating to the subject matter hereof, and no modification, amendment or supplement of this Agreement shall be binding upon the parties hereto except by mutual express written consent of subsequent date signed by an authorized representative or officer of each of the parties hereto.

ARTICLE 13. ARBITRATION

Any dispute arising from the execution of, or in connection with, this Agreement shall be settled through friendly consultation between the parties. If the dispute cannot be settled within sixty (60) days from the first date of consultation, the dispute shall be settled by arbitration consisting of three (3) arbitrators. Arbitration shall be held in Denver, Colorado under American Arbitration Association Rules. The award rendered by the arbitration shall be final and binding upon the parties and may be entered by any court having jurisdiction. If either Party employs an attorney to enforce any term, to collect any amount due, or to resolve any controversy, dispute, or claim arising out of or related to this Contract, the prevailing Party will be entitled to collect reasonable attorneys' fees and costs from the other Party.

ARTICLE 14. GOVERNING LAW

It is mutually agreed that the terms of this Agreement and the performance hereunder shall in all respects be governed, construed and interpreted in accordance with the laws of Colorado.

ARTICLE 15. LIMITATION OF LIABILITY

NEC understands and agrees that the Precision Technology is experimental in nature and has not been used in any full-scale commercial facility. Therefore, the Precision Technology is licensed to NEC on an as-is basis. Precision disclaims all implied warranties, including the warranties of merchantability, fitness for a particular purpose and noninfringement. With the exception of any breaches of the obligations set forth in this Agreement, in no event shall Precision's aggregate liability to NEC for any cause of action, whether breach of contract, negligence, or tort, exceed the aggregate amount NEC pays to Precision pursuant to this Agreement.

ARTICLE 16. MISCELLANEOUS

(a) ASSIGNEES AND SUCCESSORS: Precision hereby approves the assignment of all of NEC's rights and obligations under this Agreement to Novo Energies International, Ltd. ("NEl"), a company affiliated with NEC, as it relates to the exploitation of the Exclusive License throughout the entire world except for all of the countries within North America, Central America and South America while NEC exploits the Exclusive License throughout all of the countries within North America, Central America and South America. In connection with any additional assignments, neither Party may assign, directly or indirectly, all or part of its rights or obligations under this Agreement without the prior written consent of the other Party. The rights and obligations of this Agreement shall bind and benefit any successors or assigns of the parties. Without affecting Precision's responsibilities hereunder, this Agreement shall be binding upon any person that acquires Precision, Precision's Technology or any intellectual property underlying a license granted hereunder.

(b) SEPARABILITY: The parties hereto agree that, in the event of one or more of the provisions hereof being subsequently declared invalid or unenforceable by court or administrative decisions, such invalidity or not enforceable shall not in any way affect the validity or enforceability of any other provisions hereof except those which the invalidated or unenforceable provisions comprise an integral part of or are otherwise clearly inseparable from such other provisions.

(c) WAIVER: A waiver by a party hereto of any particular provision hereof shall not be deemed to constitute a waiver in the future of the same or any other provision of this Agreement.

(d) EXPENSES: Unless otherwise expressly agreed herein or otherwise in writing by the parties hereto, each party shall bear all losses, damages, expenses, disbursements and liabilities incurred or made by itself or any other investment made by itself in connection with or in pursuance of this Agreement, and neither party shall be entitled to compensation or remedy of any kind whatsoever from the other party for the said losses, damages expenses, disbursements, liabilities or investment whether on termination of this Agreement for any reason whatsoever or otherwise unless otherwise expressly agreed upon in writing by the other party.

(e) INDEMNITY: The parties shall mutually agree to, indemnify and hold harmless each other from and against any and all actions, claims, demands, suits, losses, damages, costs, expenses and judgments by whomever made, brought or prosecuted and in any manner based upon, arising out of, related to, occasioned by or attributable to any breach by the other party of any provisions of this Agreement.

(f) RESTRICTED OBLIGATION: Both Parties assumes, by implication or otherwise, no obligation, liability or responsibility other than those expressly set forth in this Agreement.

(g) TITLE: The titles of Articles in this Agreement have been inserted for convenience only and shall in no way be used in the interpretation hereof.

(h) WITNESSETH: The Witnesseth Clauses are an integral part of this Agreement and are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives or officers duly authorized thereunto as of the date first noted above.

Name: Kenneth Klepper Title: President

NOVO ENERGIES CORPORATION
By:
/s/ Antonio Treminio
Name: Antonio Treminio Title: Chief Executive Officer

Exhibit A

Phase I Prototype Facility Augmentation

Gasification Upgrade Estimated Budget $500,000 (as shown in Exhibit B)

Objective: To Augment Precision's current prototype plant with a capacity of 2.5 tons of shredded tire feedstock per day, to obtain process modeling from a third party, and meet certain mutually agreed objectives in terms of:

Y Perform instrumentation upgrades to monitor the system and automatically record data during system operations.
Y Design and engineering specifications of the current system and commercial scale up.
Y Specification, of mass and energy balance of the system and scale up.
Y Purchase and installation of suitable electrical generation equipment capable of converting the production synthesis gas into electrical energy.
Y Facility and showing improvements, clean up, paint, and relocation.
Y Evaluation plant operating parameters such as conversion efficiency
Y Air emissions testing
Y Operating stability,
Y Operation and maintenance costs
Y Fabricate a continuous feed and ash handling system
Y Gas compression and accumulation
Y Labor
Y Project Management
Y Engineering

Precision Responsibilities:

^Precision will provide necessary design, fabrication, and implementation support for the reasonable amount of time necessary to assure the completion of the relocation/augmentation.

NEC Responsibilities:

^NEC should provide 100% of the financing necessary to complete plant augmentation. Financing can be arranged in monthly payments to Precision over a period of 3 months.

If Objectives are met:
Y NEC continues to operate with Precision;
Y Precision provides support, testing, engineering, and fabrication on a time and materials basis;
Y Precision indemnifies NEC from ail liability associated with operation of the facility.
Y NEC permits Precision to observe and collect all data from the facility, and to display and provide testing as requested by either NEC or Precision.
Y NEC has option to initiate Phase II.

If Objectives are not met:
Y Agreement terminates unless the parties agree otherwise;
Y All Precision property, IP, and confidential information is returned to Precision;

Phase II- increase the rated capacity of Precision's Technology to approximately ten tons or more of shredded tire feedstock per day, add a capacity rated generator to the plant, and install a continuous feed system to the plant.

Objective: To build scaled up operating facility for continuous operation and electrical generation. Precision Responsibilities:

^Precision provides design, implementation, training, and services on time and materials basis. ^Precision is obligated to support NEC for up to 12 months to attain acceptance of the facility.

NEC Responsibilities:

^NEC provides 100% of financing, or arranges for such financing. Outcomes:

If Mutually agreeable acceptance criteria for acceptance will be established. ]Tupon acceptance NEC has option, exercisable within 90 days, to initiate Phase III.

Phase III—Increase the rated capacity of Precision's Technology to a minimum of seventy-five tons of shredded tire feedstock per day as well as the licensing and commercial roll-out

Objective: NEC will seek to proliferate the Precision technology to maximize the revenue generation of the Exclusive License.

Precision Responsibilities:

^Subject to the terms of the Agreement, Precision grants NEC a License in the Exclusive Field to install commercial facilities using Precision's Technology in the Territory.

^Precision will identify its additional partners and customers to NEC; NEC agrees not to solicit such partners or customers.

^Precision agrees to provide or cause to be provided services and equipment to NEC to support their commercial roll-out on a time and materials basis.

XNEC will identify its additional partners and customers to Precision; Precision agrees not to solicit such partners or customers

Exhibit B

Description	Quantity	Unit Price	Cost
02 Plant (PSA - 90%) Air Compressor for electric	1	$25,000.00	$25,000.00
Quench/Cool Pkg	1	$18,000.00	$18,000.00
Compression	1	$10,000.00	$10,000.00
Control Room Trim, Remodel, & Furnishing	1	$20,000.00	$20,000.00
DCS-Delta V 200 1/0	1	$25,000.00	$25,000.00
1/C	1	$25,000.00	$25,000.00
Piping Tubing	1	$20,000.00	$20,000.00
Insulation	1	$2,000.00	$2,000.00
Paint	1	$5,000.00	$5,000.00
MCC	1	$15,000.00	$15,000.00
Electric Trim	1	$5,000.00	$5,000.00
Welding and Assembly	1	$50,000.00	$50,000.00
Outside Engineering Services -Drafting -Critical Design Review	400	$150.00	$60,000.00
Inside Engineering Services -Scale Up -Design -QC/QA	200	$110.00	$22,000.00
Analytical Services	1	$30,000.00	$30,000.00
Scheduler / Project Manager -Construction Over Sight logistics -Weekly Schedule development and Update -Purchasing / Fabrication Over Sight	1	$15,000.00	$15,000.00
Operations / Mechanical / Maintenance	1	$20,000.00	$20,000.00
Contingency -Office -Admin / Secretarial -Misc -Travel	1	$28,000.00	$28,000.00
3rd Party Process Modeling and Detailed Process Report and Precision Interface	1	$130,000.00	$130,000.00
Total			$500,000.00